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                              GF BANCSHARES, INC.
                                AND SUBSIDIARY
                                  EXHIBIT 11
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                             For the Three Months Ended
                                                    September 30,

                                                 1997           1996
                                                ------         ------
                                         ($ in thousands, except per share data)

Net income (loss) used for
primary share amounts..........................  $ 370          $  (1)
                                                 -----          -----

Weighted average of
common shares
outstanding....................................    965            906

Common stock equivalents
determined using the "Treasury
Stock" method representing shares
issuable upon exercise of director
and employee stock options using
average annual market price....................      8             29
                                                 -----          -----

Weighted average number
of shares used in calculation
of primary earnings per share..................    973            935
                                                 -----          -----

Primary earnings per share.....................  $ .38          $(.00)
                                                 -----          -----